As filed with the Securities and Exchange Commission on September 11, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GOVERNMENT PROPERTIES INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	26-4273474 (I.R.S. Employer Identification Number)

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

 (Address of Principal Executive Offices) (Zip Code)

Government Properties Income Trust

2009 Incentive Share Award Plan

(Full title of the plan)

Mark L. Kleifges

Treasurer and Chief Financial Officer

Government Properties Income Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

(Name and address of agent for service)

(617) 219-1440

(Telephone number, including area code, of agent for service)

Copy to:

Howard E. Berkenblit, Esq.

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

(617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares of Beneficial Interest, $.01 par value per share	1,845,686	$23.70	$43,742,758.20	$5,966.52

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover, in addition to the number of shares stated above, an indeterminate number of additional common shares of beneficial interest, par value $.01 per share, of the Registrant, which may become issuable under the Government Properties Income Trust 2009 Incentive Share Award Plan by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected that results in an increase in the number of the Registrant’s outstanding common shares.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s common shares on the New York Stock Exchange on September 6, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to individuals participating in the Government Properties Income Trust 2009 Incentive Share Award Plan, or the Plan, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, or the Commission, as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, consistent with the instructions to Part I of Form S-8. These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Government Properties Income Trust, or the Company, hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2012, except with respect to Items 6, 7, and 15 thereof, which have been amended and restated and are included in the Company’s Current Report on Form 8-K, filed with the Commission on July 12, 2013 and incorporated by reference herein as set forth below;

•                  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013;

•                  Current Reports on Form 8-K filed with the Commission on March 11, 2013, March 12, 2013, May 28, 2013, July 12, 2013 and September 3, 2013;

•                  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, from the Company’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 21, 2013;

•                  the statement of revenues and certain operating expenses of each of the Federal Government Leased Portfolio and the Boise Portfolio for the year ended December 31, 2011, together with the related notes and the reports of Ernst & Young LLP, appearing on pages F-1 through F-8 of the Company’s Current Report on Form 8-K filed with the Commission on October 15, 2012; and

•                  the description of the Company’s common shares contained in the Company’s Registration Statement on Form 8-A dated May 20, 2009, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The laws relating to Maryland real estate investment trusts, or the Maryland REIT Law, permit a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. The Company’s declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

The Company’s declaration of trust authorizes it, and the Company’s bylaws require it, to the maximum extent permitted by Maryland law, to indemnify, without requiring a preliminary determination of ultimate entitlement to indemnification, (1) any present or former trustee or officer of the Company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee or officer of the Company and, at the Company’s request, serves or has served as a trustee, director, officer or partner of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The Company’s bylaws also permit it to indemnify and advance expenses to any person who served any predecessor of the Company in the capacities described above and any present or former shareholder, employee or agent of the Company or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, the Company is only required to indemnify its trustees and officers as described in this paragraph in connection with a proceeding initiated by any such person against the Company if such proceeding was authorized by the Company’s Board of Trustees.

The Maryland REIT Law permits a REIT formed under Maryland law to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors, officers, employees and agents of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•                  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Company has also entered into indemnification agreements with its trustees and its officers providing for procedures for indemnification by the Company to the fullest extent permitted by law and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from their service to the Company.

The Commission has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Reference is made to the Company’s bylaws filed as Exhibit 3.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s declaration of trust filed as Exhibit 3.1 to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011. Reference is also made to the Company’s indemnification agreements with its trustees and officers, a form of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 22, 2012.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1

Composite Copy of Amended and Restated Declaration of Trust, dated June 8, 2009, as amended to date. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011.)

4.2	Amended and Restated Bylaws of the Company, adopted February 21, 2012. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.)

4.3	Form of Common Share Certificate. (Incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-11/A, File No. 333-157455.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of Ernst & Young LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Included in Exhibit 5.1.)

24.1	Powers of Attorney. (Included on signature pages.)

99.1	Government Properties Income Trust 2009 Incentive Share Award Plan. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on September 11, 2013.

GOVERNMENT PROPERTIES INCOME TRUST

BY:	/s/ DAVID M. BLACKMAN
David M. Blackman
President and Chief Operating Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and trustees of Government Properties Income Trust, hereby severally constitutes and appoints David M. Blackman and Mark L. Kleifges to sign for him or her, and in his or her name in the capacity indicated below, this registration statement on Form S-8 for the purpose of registering such securities under the Securities Act of 1933, and any and all amendments thereto, hereby ratifying and confirming their signatures as they may be signed by their attorneys to this registration statement and any and all amendments thereto.

Signature	Title	Date

/s/ DAVID M. BLACKMAN	President and Chief Operating Officer	September 11, 2013
David M. Blackman

/s/ MARK L. KLEIFGES	Treasurer and Chief Financial Officer	September 11, 2013
Mark L. Kleifges	(principal financial officer and principal accounting officer)

/s/ BARBARA D. GILMORE	Independent Trustee	September 11, 2013
Barbara D. Gilmore

/s/ JOHN L. HARRINGTON	Independent Trustee	September 11, 2013
John L. Harrington

/s/ JEFFREY P. SOMERS	Independent Trustee	September 11, 2013
Jeffrey P. Somers

/s/ ADAM D. PORTNOY	Managing Trustee	September 11, 2013
Adam D. Portnoy

/s/ BARRY M. PORTNOY	Managing Trustee	September 11, 2013
Barry M. Portnoy

EXHIBIT INDEX

Exhibit Number	Description
4.1

Composite Copy of Amended and Restated Declaration of Trust, dated June 8, 2009, as amended to date. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011.)

4.2	Amended and Restated Bylaws of the Company, adopted February 21, 2012. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.)

4.3	Form of Common Share Certificate. (Incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-11/A, File No. 333-157455.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of Ernst & Young LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Included in Exhibit 5.1.)

24.1	Powers of Attorney. (Included on signature pages.)

99.1	Government Properties Income Trust 2009 Incentive Share Award Plan. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.)